October 10, 1997


Mr. Michael J. Yomazzo
500 Ocean Trail Way, Unit 905
Jupiter, Florida  33477

                                     RE:  Consulting Agreement
Dear Mike:

      This letter confirms that Photronics, Inc. (the "Company") has agreed to retain you as a Consultant in accordance with the terms of this letter. This agreement is extended to you because of your importance as an Officer of the Company and our desire to retain your counsel after your retirement.

      Accordingly, you shall be retained, and you agree to serve, as a consultant in the event you retire from the employ of the Company. For the purposes of this agreement, retirement shall also include termination of your employment for medical reasons. The consulting relationship shall commence on your date of retirement and continue as provided below (the "Consulting Period").

1)   Consulting Services
      You shall provide consulting services to the Company in any area of your expertise upon request by a duly authorized officer of the Company, and such services shall be provided at such times, locations (provided that travel to any location not reasonably proximate to your then current residence shall be at the expense of the Company) and by such means as reasonably required by the Company. You shall make yourself available to provide such services for up to ten (10) hours per month throughout the Consulting Period.


2)   Compensation and Consulting Period
      As compensation for your services during the Consulting Period, the Company agrees to provide you with consulting fees and benefits under the terms specified below:

      a)  Fees and Consulting Period:

          (i) If you retire after August 19, 1998 and prior to August 19, 1999, the Consulting Period shall be for a period of three (3) years and the consulting fee shall be $125,000 per annum;

           (ii) If you retire after August 19, 1999 and prior to August 19, 2000, the Consulting Period shall be for a period of four (4) years and the consulting fee shall be $150,000 per annum;

          (iii) If you retire after August 19, 2000, the Consulting Period shall be for a period of five (5) years and the consulting fee shall be $175,000 per annum;

The Company shall pay you the applicable consulting fees (the "Consulting Fees") in equal monthly payments throughout the Consulting Period.

      b)  Taxes and Withholding:
          As a Consultant, you will comply with all applicable State and Federal laws governing self-employed individuals, including obligations such as quarterly payment of estimated taxes, social security, disability and other contributions based on the fees paid to you by the Company under this Agreement. The Company will not withhold or make payments for State or Federal income tax or Social Security, make employment insurance or disability insurance contributions, or obtain workers' compensation insurance on your behalf. You hereby indemnify and defend the Company against any and all such taxes or contributions.

      c)  Death:
          In the event of your death prior to termination of the Consulting Period, the Company shall pay to your estate within thirty (30) days of your death fifty percent (50%) of the Consulting Fees which would have been paid to you.

      d)  Acceleration of Payment:
          In the event the Company sells, assigns or otherwise transfers substantially all of its assets to a third party or an unrelated third party acquires a majority of the outstanding voting securities of the Company, all remaining Consulting Fees to which you may be entitled under this Agreement shall be paid within thirty (30) days of such occurrence.


3)    Limitations on Authority
      You shall have no responsibilities as a Consultant to the Company other than as provided for above, and you shall not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company in writing to do so.


4)    Non-Competition and Non-Solicitation
      You hereby agree that during the Consulting Period, you will not, without first obtaining the Company's prior written approval, directly or indirectly engage or prepare to engage in any activities in competition with the Company or accept employment, provide services to, or establish a business relationship with a business or individual engaged in or preparing to engage in competition with the Company. You are free to engage in other work or business activities during the Consulting Period so long as they are not competitive with the Company. For purposes of this paragraph, the holding of less than one percent (1%) of the outstanding voting securities of any firm or business organization in competition with the Company shall not constitute activities or services precluded by this paragraph. You also agree that through the end of the Consulting Period and for one (1) year thereafter, you will not, either directly or through others, solicit or attempt to solicit any employee or other personnel of the Company to terminate his or her relationship with the Company or to become an employee, consultant or independent contractor to or for any other person or entity. Further, you agree not to disparage the Company in any manner likely to be harmful to the Company's business reputation, or the personal or business reputation of the Company's directors, shareholders or employees. You agree that the Consulting Fees adequately compensate you for the restrictions in this paragraph.

5)    Expenses
      The Company agrees to reimburse you for all reasonable expenses you incur on behalf of the Company in order to fulfill your obligations hereunder; provided, however, that you must request prior authorization from the Company for such expenses.


6)    Liquidated Damages / Specific Performance
      You agree that it would be impracticable or extremely difficult to ascertain the amount of actual damages caused by breach of paragraph (4), Non-Competition and Non-Solicitation, of this Agreement. Therefore, you agree that, in the event of such a breach, the Company will be entitled to withhold further payments of all Consulting Fees, recover all Consulting Fees already paid to you, and obtain such injunctive and other relief as appropriate. You further agree that this liquidated damage provision represents reasonable compensation for the loss which would be incurred by the Company because of any such breach.

      In the event you claim that the Company is in breach of this Agreement, in addition to any other remedies available to you, you shall be entitled to obtain specific performance of this Agreement.

      In the event either party litigates enforcement of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and pre-judgment interest on amounts due but not paid. Interest shall be at a rate equal to two percent (2%) above the prime rate announced by the Company's primary lender.

      None of your interests under this letter, or any right to receive any payments or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against you, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings. This Agreement shall be binding on the Company and its successors and assigns.

      If the foregoing accurately sets forth our Agreement, please so indicate by signing in the space provided below.

                                                    Very truly yours,

                                                    PHOTRONICS, INC.



                                                 By:____JEFFREY P. MOONAN______
                                                 Title: Senior Vice President


Agreed to and accepted by:


MICHAEL J. YOMAZZO
Michael J. Yomazzo

Date: October 10, 1997